Exhibit 99.1

PANAMSAT HOLDING CORPORATION ANNOUNCES RECEIPT OF
REQUISITE CONSENTS IN TENDER OFFER

WILTON, CT, June 14, 2006—PanAmSat Holding Corporation (NYSE:PA) (the “Company”) announced today the results to date of their previously announced offer to purchase (the “Offer”) and consent solicitation (the “Consent Solicitation”) for any and all of its outstanding 10 3/8% Senior Discount Notes due 2014 (the “Notes”). The Offer and Consent Solicitation were commenced on May 30, 2006 and are being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated May 30, 2006 and the related Consent and Letter of Transmittal, as amended (together, the “Offer Documents”).

As of 10:00 a.m., New York City time, today (the “Consent Date”), which was the deadline for holders who desired to receive the cash consent payment to tender their Notes and deliver their consents, the Company had received tenders and consents for $371.1 million in aggregate principal amount at maturity of the Notes, representing 89.2% of the outstanding Notes.

Accordingly, the requisite consents to adopt the proposed amendments to the indenture pursuant to which the Notes were issued have been received, and a supplemental indenture to effect the proposed amendments has been executed. The proposed amendments, which will eliminate, among other things, substantially all of the restrictive covenants and certain events of default and related provisions contained in the indenture, will become operative when, and if, the tendered Notes are accepted for purchase by the Company.

The tender offer and consent solicitation remains open and is scheduled to expire at 12:00 midnight, New York City time, on June 30, 2006, unless extended.

Holders who validly tendered their Notes and delivered their consents on or prior to the Consent Date, and do not validly withdraw them prior to the execution of the supplemental indenture for the Notes, will be eligible to receive the Total Consideration. The “Total Consideration” for each $1,000 principal amount at maturity of the Notes tendered on or prior to the Consent Date, and not validly withdrawn prior to the execution of the supplemental indenture for the Notes, pursuant to the Offer shall be $739.19 (which represents 103.5% of the accreted value of the Notes on June 30, 2006). The Total Consideration includes the “Consent Payment,” which shall be $17.86 for each $1,000 principal amount at maturity of the Notes. The “Tender Offer Consideration” for each $1,000 principal amount at maturity of the Notes validly tendered (and not validly withdrawn) after the Consent Date but on or prior to the “Expiration Date” for the Offer, which is 12:00 midnight on June 30, 2006, unless extended pursuant to the Offer, shall be $721.33 (which represents 101% of the accreted value of the Notes on June 30, 2006).

Withdrawal and revocation rights with respect to tendered Notes and delivered consents expired as of the Consent Date. Accordingly, holders may no longer withdraw any Notes previously or hereafter tendered or revoke any consents previously or hereafter delivered, except in the limited circumstances described in the offer to purchase and consent solicitation statement of the Company, dated May 30, 2006, and the related consent and letter of transmittal, or as required by law.

The terms of the Offer and Consent Solicitation, including the conditions to the Company’s obligation to accept the Notes tendered and consents delivered and to pay the purchase price and the Consent Payments, including the Total Consideration or Tender Offer Consideration, as applicable, are set forth in the Offer Documents. The Company’s obligations in this respect are subject to a number of conditions, including the consummation of the acquisition of the Company by Intelsat (Bermuda), Ltd., a subsidiary of Intelsat, Ltd., and the availability of sufficient funds to be raised from the offer and sale of newly issued notes.

Deutsche Bank Securities Inc. is the dealer manager for the offer to purchase and the solicitation agent for the consent solicitation. Questions or requests for assistance and documentation may be directed to Deutsche Bank Securities Inc, 60 Wall Street, New York, New York 10005, Attn: Alexandra Barth at (212) 250-5655.

This press release does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to the Notes. That offer or solicitation will be made only by means of the Offer Documents.

This press release contains forward-looking statements within the meaning of the federal securities laws relating to the Company’s plans to consummate an offer to purchase and consent solicitation with respect to the Notes. These statements are based upon the current expectations and beliefs of the Company’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements discussed in the Company’s filings with the Securities and Exchange Commission.

About PanAmSat

Through its owned and operated fleet of 23 satellites, PanAmSat Holding Corporation (NYSE: PA) is a leading global provider of video, broadcasting and network distribution and delivery services. It transmits nearly 2,000 television channels worldwide and, as such, is the leading carrier of standard and high-definition signals. In total, PanAmSat’s in-orbit fleet is capable of reaching over 98 percent of the world’s population through cable television systems, broadcast affiliates, direct-to-home operators, internet service providers and telecommunications companies. In addition, PanAmSat supports the largest concentration of satellite-based business networks in the U.S., as well as specialized communications services in remote areas throughout the world. For more information, visit the Company’s Web site at www.panamsat.com.